Exhibit 99.4

February 27, 2020

Board of Directors

Hexcel Corporation

Two Stamford Plaza

281 Tresser Boulevard

Stamford, Connecticut 06901

Re:	Registration Statement on Form S-4 of Woodward, Inc., filed February 27, 2020 (the “Registration Statement”)

Ladies and Gentlemen

Reference is made to our opinion letter, dated January 12, 2020 (“Opinion Letter”), with respect to the fairness from a financial point of view to the holders (other than Woodward, Inc. (“Woodward”) and its affiliates) of the outstanding shares of common stock, par value $0.01 per share, of Hexcel Corporation (the “Company”) of the Exchange Ratio (as defined in the Opinion Letter) pursuant to the Agreement and Plan of Merger, dated as of January 12, 2020, by and among Woodward, Genesis Merger Sub, Inc., a wholly owned subsidiary of Woodward, and the Company.

The Opinion Letter is provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein. We understand that the Company has determined to include our opinion in the Registration Statement. In that regard, we hereby consent to the reference to our Opinion Letter under the captions “Summary—Opinion of Hexcel’s Financial Advisor,” “Risk Factors,” “The Merger—Background of the Merger,” “The Merger—Hexcel’s Reasons for the Merger; Recommendation of the Hexcel Board,” “The Merger—Opinion of Hexcel’s Financial Advisor” and “The Merger—Certain Unaudited Prospective Financial Information” and to the inclusion of the Opinion Letter as an Annex to the Joint Proxy Statement/Prospectus that forms a part of the Registration Statement. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the Registration Statement and that our Opinion Letter is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to, in whole or in part in any registration statement (including any subsequent amendments to the Registration Statement), proxy statement or any other document, except in accordance with our prior written consent. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ GOLDMAN SACHS & CO. LLC

GOLDMAN SACHS & CO. LLC